EXHIBIT 99.1

Carolina Bank Holdings, Inc. Reports EPS of $0.98 for the Nine Months Ended September 30, 2013

GREENSBORO, N.C., Oct. 28, 2013 (GLOBE NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH) today reported third quarter 2013 results with highlights as follows:

Third Quarter 2013 Financial Highlights

  Carolina Bank, the subsidiary of Carolina Bank Holdings, Inc., continued to maintain 'Well Capitalized' status, the highest regulatory capital measure. Capital ratios at September 30, 2013 for Carolina Bank were 8.81% for Tier 1 leverage, 11.67% for Tier 1 risk-based, and 14.76% for total risk-based.
  $5 million of the $16 million in outstanding preferred stock was repurchased in August 2013 which should be $0.12 accretive to diluted earnings per common share in 2014 based on current interest rates.
  Non-interest bearing demand deposits increased 39.5% in the past year to $87.8 million at September 30, 2013.
  Loans held for investment increased $12.6 million during the third quarter to $430.7 million at September 30, 2013.
  In response to a decline in mortgage banking income, twelve administrative positions were eliminated late in the third quarter resulting in annual savings of approximately $450,000.
  Non-performing assets to total assets decreased to 3.54% at September 30, 2013 from 3.87% at September 30, 2012.
  Diluted net income per common share decreased to $0.98 for the nine months ended September 2013 from $1.30 for the same period in 2012. Diluted net income per common share was $0.23 and $0.44 for the third quarters of 2013 and 2012, respectively.
  Net income was $4,211,000 for the nine months ended September 30, 2013 compared to $5,315,000 for the nine months ended September 30, 2012. Net income was $1,023,000 and $1,819,000 in the third quarters of 2013 and 2012, respectively.
  Net income available to common shareholders was $776,000 in the third quarter of 2013 compared to $1,505,000 in the third quarter of 2012.
  The net interest margin, computed on a fully taxable basis, was 3.46% in the third quarter of 2013 compared to 3.71% in the third quarter of 2012.

"We continued our goal of building shareholder value in the third quarter of 2013 by repurchasing $5 million in preferred stock and by strengthening our relationships with customers as evidenced by an increase in non-interest bearing demand deposits and loans held for investment, primarily commercial loans. We are focusing on continuing our growth in both of these important areas in the coming months to improve our net interest margin," said President and Chief Executive Officer Robert T. Braswell.

"As a result of the increase in mortgage rates and a decline in mortgage banking revenue during 2013, we have made a number of adjustments to continue a profitable mortgage banking operation. We eliminated 12 administrative positions which reduced annual compensation by approximately $450,000. We also opened loan production offices in Chapel Hill and Sanford and employed additional account executives and loan advisors to increase mortgage production. The new loan advisors have been accretive to our results and the new account executives are expected to be accretive to our future results. We continue to monitor the mortgage environment for opportunities to improve our profitability."

"We also continue to concentrate on reduction of non-performing and classified assets in 2013 and are pleased that classified assets have declined for two years in a row," said Braswell. "Our goals include continued reduction of classified assets and improvements in loan quality during the remainder of 2013 and throughout 2014."

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Forsyth and Randolph. The bank has eight full-service banking locations, four in Greensboro, one in Asheboro, one in High Point, one in Burlington, and one in Winston-Salem. Residential mortgage loan production offices are located in Burlington, Chapel Hill, Hillsborough, Sanford, and Raleigh in addition to a wholesale residential mortgage operation in Greensboro. The Company's stock is listed on the NASDAQ Global Market under the symbol CLBH. Further information is available on the Company's web site: www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Carolina Bank Holdings, Inc. and Subsidiary
Consolidated Balance Sheets
	September 30,	December 31,
	2013	2012
	(unaudited)
	(in thousands, except per share data)
Assets
Cash and due from banks	$ 7,824	$ 7,913
Interest-bearing deposits with banks	91,062	7,186
Securities available-for-sale, at fair value	61,683	42,036
Securities held-to-maturity	12,010	211
Loans held for sale	28,592	131,762
Loans	430,736	461,728
Less allowance for loan losses	(7,701)	(9,944)
Net loans	423,035	451,784
Premises and equipment, net	17,216	17,732
Other real estate owned	3,446	5,940
Bank-owned life insurance	11,039	10,765
Other assets	11,926	16,539
Total assets	$ 667,833	$ 691,868

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing demand	$ 87,761	$ 73,032
NOW, money market and savings	339,534	343,740
Time	157,199	174,153
Total deposits	584,494	590,925

Advances from the Federal Home Loan Bank	2,910	15,982
Securities sold under agreements to repurchase	2,950	1,950
Subordinated debentures	19,610	19,563
Other liabilities and accrued expenses	7,486	9,586
Total liabilities	617,450	638,006

Stockholders' equity
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding 10,994 shares in 2013 and 16,000 in 2012	10,908	15,573
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 3,428,776 in 2013 and 3,387,045 in 2012	3,429	3,387
Common stock warrants	--	1,841
Additional paid-in capital	16,226	15,906
Retained earnings	18,761	15,408
Stock in directors' rabbi trust	(1,257)	(1,050)
Directors' deferred fees obligation	1,257	1,050
Accumulated other comprehensive income	1,059	1,747
Total stockholders' equity	50,383	53,862
Total liabilities and stockholders' equity	$ 667,833	$ 691,868

Carolina Bank Holdings, Inc. and Subsidiary
Consolidated Statements of Income (unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Interest income
Loans	$ 5,659	$ 6,659	$ 18,500	$ 20,631
Investment securities, taxable	323	303	831	922
Investment securities, non taxable	137	89	350	296
Interest from deposits in banks	91	37	176	68
Total interest income	6,210	7,088	19,857	21,917

Interest expense
NOW, money market and savings	260	421	856	1,490
Time deposits	469	620	1,492	1,993
Other borrowed funds	179	199	554	598
Total interest expense	908	1,240	2,902	4,081

Net interest income	5,302	5,848	16,955	17,836
Provision for loan losses	600	600	1,100	2,060
Net interest income after provision for loan losses	4,702	5,248	15,855	15,776
Non-interest income
Service charges	301	251	848	852
Mortgage banking income	2,413	5,178	9,894	12,703
Gain on sale of investment securities	80	--	272	--
Other	111	139	411	440
Total non-interest income	2,905	5,568	11,425	13,995

Non-interest expense
Salaries and benefits	4,003	4,628	13,361	13,062
Occupancy and equipment	742	670	2,236	2,029
Foreclosed property expense	84	1,112	962	2,085
Professional fees	385	299	926	819
Outside data processing	189	220	643	641
FDIC insurance	135	217	383	639
Advertising and promotion	162	166	653	546
Stationery, printing and supplies	144	162	478	464
Other	385	611	1,503	1,635
Total non-interest expense	6,229	8,085	21,145	21,920

Income before income taxes	1,378	2,731	6,135	7,851
Income tax expense	355	912	1,924	2,536
Net income	1,023	1,819	4,211	5,315
Dividends and accretion on preferred stock	247	314	858	923
Net income available to common stockholders	$ 776	$ 1,505	$ 3,353	$ 4,392
Net income per common share
Basic	$ 0.23	$ 0.44	$ 0.98	$ 1.30
Diluted	$ 0.23	$ 0.44	$ 0.98	$ 1.30

Carolina Bank Holdings, Inc.
Consolidated Financial Highlights
Third Quarter 2013
(unaudited)
	Quarterly					Years Ended
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
($ in thousands except for share data)	2013	2013	2013	2012	2012	2012	2011

EARNINGS
Net interest income	$ 5,302	5,590	6,063	6,351	5,848	24,187	24,095
Provision for loan loss	$ 600	100	400	300	600	2,360	6,850
NonInterest income	$ 2,905	4,206	4,314	5,655	5,568	19,650	11,182
NonInterest expense	$ 6,229	7,534	7,382	8,323	8,085	30,243	25,473
Net income	$ 1,023	1,470	1,718	2,187	1,819	7,502	2,397
Net income available to common stockholders	$ 776	1,164	1,413	1,884	1,505	6,276	1,223
Basic earnings per share	$ 0.23	0.34	0.42	0.56	0.44	1.85	0.36
Diluted earnings per share	$ 0.23	0.34	0.42	0.55	0.44	1.85	0.36
Average common shares outstanding	3,423,961	3,403,347	3,387,813	3,387,045	3,387,045	3,387,045	3,387,045
Average diluted common shares outstanding	3,435,335	3,423,373	3,411,335	3,420,396	3,387,045	3,395,383	3,387,045

PERFORMANCE RATIOS
Return on average assets *	0.46%	0.70%	0.84%	1.11%	0.89%	0.93%	0.18%
Return on average common equity *	7.93%	12.04%	14.68%	19.99%	16.75%	18.05%	4.03%
Net interest margin (fully-tax equivalent) *	3.46%	3.65%	3.94%	4.01%	3.71%	3.89%	3.92%
Efficiency ratio	75.27%	76.50%	70.78%	69.02%	70.55%	68.68%	71.66%
# full-time equivalent employees - period end	203	215	215	208	206	208	174

CAPITAL
Equity to period-end assets	7.54%	8.09%	8.21%	7.79%	7.68%	7.79%	6.91%
Common tangible equity to assets	5.91%	5.74%	5.89%	5.53%	5.39%	5.53%	4.66%
Tier 1 leverage capital ratio - Bank	8.81%	9.39%	9.34%	9.23%	9.00%	9.23%	8.02%
Tier 1 risk-based capital ratio - Bank	11.67%	12.68%	12.23%	11.27%	11.14%	11.27%	9.60%
Total risk-based capital ratio - Bank	14.76%	15.81%	15.28%	14.18%	14.09%	14.18%	12.50%
Book value per common share	$ 11.51	11.23	11.72	11.30	10.75	11.30	9.26

ASSET QUALITY
Net charge-offs	$ 3,030	208	105	1,080	988	4,209	7,416
Net charge-offs to average loans *	2.85%	0.20%	0.09%	0.95%	0.86%	0.90%	1.49%
Allowance for loan losses	$ 7,701	10,131	10,239	9,944	10,725	9,944	11,793
Allowance for loan losses to loans held invst.	1.79%	2.42%	2.37%	2.15%	2.33%	2.15%	2.42%
Nonperforming loans	$ 19,606	16,501	10,806	13,067	21,387	13,067	22,915
Performing restructured loans	$ 10,933	14,151	14,391	13,822	11,192	13,822	18,502
Other real estate owned	$ 3,446	4,031	7,555	5,940	4,751	5,940	6,728
Nonperforming loans to loans held for investment	4.55%	3.95%	2.50%	2.83%	4.66%	2.83%	4.71%
Nonperforming assets to total assets	3.54%	3.07%	2.72%	2.75%	3.87%	2.75%	4.40%

END OF PERIOD BALANCES
Total assets	$ 667,833	669,489	674,764	691,868	675,746	691,868	673,325
Total loans held for investment	$ 430,736	418,158	431,754	461,728	459,323	461,728	487,031
Total deposits	$ 584,494	581,404	585,954	590,925	588,672	590,925	596,639
Stockholders' equity	$ 50,383	54,192	55,389	53,862	51,879	53,862	46,558

AVERAGE BALANCES
Total assets	$ 671,632	671,745	678,373	675,573	675,569	671,376	668,753
Total earning assets	$ 629,994	627,855	629,687	635,170	631,347	626,736	621,889
Total loans held for investment	$ 425,271	423,587	449,704	456,738	459,800	465,478	498,683
Total interest-bearing deposits	$ 499,026	506,978	512,562	519,595	527,545	526,237	542,402
Common stockholders' equity	$ 38,803	38,764	39,044	37,487	35,750	34,778	30,337

* annualized for all periods presented
return on average assets and on average common equity are computed using net income available to common stockholders
CONTACT: Carolina Bank Holdings, Inc.
         T. Allen Liles, EVP and CFO
         Telephone: 336-286-8746
         Email: a.liles@carolinabank.com